Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Employment Agreement”), effective as of April 6, 2012, by and between Iroko Pharmaceuticals, LLC, a limited liability company organized under the laws of the State of Delaware (“Employer”), and Clarence Young (“Executive”).

NOW, THEREFORE, Employer and Executive hereby agree as follows:

1. Employment.

1.1. General. Effective as of April 6, 2012 (the “Effective Date”). Employer hereby employs Executive in the capacity of Chief Medical Officer and Executive hereby accepts such employment upon the terms and subject to the conditions herein contained.

1.1.1. Authority and Duties. Commencing on the Effective Date, Executive shall have primary responsibility as the Chief Medical Officer of the Employer and all authority normally accorded to such position. Executive agrees to perform such duties and responsibilities commensurate with this position as may reasonably be determined by the President and CEO of Employer (the “President”).

1.1.2. Reporting. During Executive’s employment with Employer, Executive will report directly to, and take direction from, the President.

1.2. Exclusive Full-Time Position. Executive, during his employment with Employer, will devote all of his business time, attention and skills to the business and affairs of Employer, it being understood that Executive shall not be employed by or provide services to any other person or entity during Executive’s employment with Employer. However, Executive shall be permitted to (i) serve as a member of the board of unaffiliated companies with the prior consent of the Board of Managers, which consent shall not be unreasonably withheld; (ii) serve on non-compensatory civic, professional or charitable boards or committees with the prior consent of the Board of Managers, which consent shall not be unreasonably withheld; and (iii) manage personal investments; provided, however, that Executive may not engage in any of the activities described in this sentence to the extent such activities adversely affect the performance of Executive’s duties and responsibilities for the Employer.

1.3. Location of Employment. Executive’s principal place of employment during his employment with Employer shall be in the greater Philadelphia, Pennsylvania metropolitan area or such other location as the Board of Managers may decide to move Employer’s headquarters, from time to time. Further, during Executive’s employment with Employer, Employer may allow Executive to utilize alternative working arrangements, including working offsite at alternative locations, such as Executive’s home. Executive understands that such arrangements are not a guaranteed condition of employment, Employer is not obligated to continue such arrangements, and Employer may modify such arrangements, at Employer’s sole discretion, from time to time, during Executive’s employment with Employer.

2. Compensation and Benefits. All compensation shall be subject to withholding of taxes and deductions of other amounts as may be required by law.

2.1. Salary. Employer will pay to Executive an annual base salary of $300,000, payable in accordance with the regular payroll practices of Employer. The annual base salary may be increased (but not decreased) during the term of this Employment Agreement by the Board of Managers in its sole discretion.

2.2. Moving Allowance. Iroko agrees to pay your moving cost for moving to the Philadelphia area for an amount up to $10,000, provided that the moving company will be paid directly upon Iroko’s receipt of the moving company’s invoice. If you voluntarily terminate employment with the Company or your employment with the Company is terminated for cause within one (1) year from the effective date of your fulltime employment as Chief Medical Officer, you agree to reimburse the Company any such amounts paid for relocation expenses in full within thirty (30) days of the termination of your employment.

2.3. Additional Compensation. The compensation set forth in this Section 2.2 is in addition to the salary set forth in Section 2.1.

(a) Cash Bonus. For the Employer’s fiscal year that begins on January 1, 2012, and for each subsequent fiscal year during the Employment Term (as defined in Section 2.4 hereof), Executive shall be eligible to receive a cash bonus based on a percentage of the “Annual Bonus Expectancy Amount,” which shall be an amount equal to up to twenty percent (20%) of Executive’s base salary for the applicable fiscal year determined by the extent of Executive’s attainment of performance targets and other reasonable criteria established by the Board of Managers and Executive, to the extent possible, by the end of the first month of such fiscal year. Depending on the degree to which the targets and criteria which are achieved or met, the amount of the cash bonus actually payable to Executive for each fiscal year will be an amount from zero to and including the Annual Bonus Expectancy Amount. Notwithstanding the foregoing, the Board may, in its sole discretion, pay to Executive a cash bonus amount in addition to the cash bonus amount determined in accordance with the foregoing provisions of this Section 2.2(a). Any cash bonus amount payable pursuant to this Section 2.2(a) shall be paid to Executive as soon as practicable, but in no event later than two and one-half months following the end of the fiscal year to which it relates.

(b) Equity, (i) As soon as administratively practicable after the Effective Date, Employer shall, subject to the terms of the Employer’s Equity Incentive Plan (the “Equity Incentive Plan”), grant to Executive either restrictive stock or stock options in Employer’s employee equity pool as determined by the Chairman (the “Section 2.2(b)(i) Options”), which Section 2.2(b)(i) Options shall (i) grant the right to purchase units equal to 2.5% of the equity pool (equity pool is equal to 10% of Iroko); (ii) be issued with a per unit exercise price equal to the fair market value of a share of voting common stock of Employer on the date of grant, as determined in accordance with the terms of the Equity Incentive Plan; and (iii) each of the Options shall vest as follows:

(x) 70% of such Options would vest over a four-year period (25% annually) so long as Employee remained an employee of Employer; and

(y) 30% of such Options would vest upon the earlier to occur of (I) the ninth year following the date of grant, (II) a change in control of Employer, or (III) a significant liquidity event of Employer.

2.4. Executive Benefits. In addition to the salary and additional compensation set forth in Sections 2.1 and 2.2, Executive shall also be entitled to the following benefits during Executive’s employment hereunder:

2.4.1. Expenses. Employer will promptly reimburse Executive for reasonable expenses he incurs in connection with the performance of his duties (including business travel and entertainment expenses); provided, however, that Executive has provided Employer with documentation of such expenses in accordance with the Employer’s expense reimbursement policies and applicable tax requirements.

2.4.2. Employer Plans. Executive will be entitled to participate in the employee benefit plans and programs generally provided to employees by Employer from time to time, including, but not limited to, participation in any 401 (k), life insurance, health and accident, medical and dental, disability and retirement plans and programs, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. Employer retains the unilateral right to amend, modify or terminate any of its employee benefit plans and programs at any time.

2.4.3. Paid Time Off. Executive shall be entitled to twenty (20) working days of Paid Time Off (PTO) (not including regular holidays) per calendar year. PTO must be scheduled at those times convenient to Employer’s business as reasonably determined by the Board of Managers. For each calendar year, all PTO days to which Executive is entitled shall be fully accrued as of January 1 of such calendar year and may be taken by Executive at any time during such calendar year subject to the provisions of this Section 2.3.3.

2.4.4. Insurance. Employer shall obtain a Managers and Officers insurance policy covering Executive as soon as is practicable.

2.4.5. Coverage. Nothing in this Employment Agreement shall prevent Executive from participating in any other compensation plan or benefit plan made available to him by Employer.

2.5. Employment Term. Executive’s employment by Employer pursuant to this Employment Agreement shall commence as of the Effective Date and, except as provided in Section 3.1 hereof, will continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”). Thereafter, this Employment Agreement shall be automatically renewed for successive one-year periods (the Initial Term, together with any subsequent employment period being referred to herein as the “Employment Term”); provided, however, that either party may elect to not renew this Employment Agreement by written notice to such effect delivered to the other party at least one hundred twenty (120) days prior to expiration of the Initial Term or the Employment Term.

3. Termination of Employment.

3.1. Events of Termination. Executive’s employment with Employer will terminate upon the occurrence of any one or more of the following events:

3.1.1. Death. In the event of Executive’s death. Executive’s employment will terminate on the date of death.

3.1.2. Disability. In the event of Executive’s Disability (as hereinafter defined), Employer will have the option to terminate Executive’s employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Employment Agreement, “Disability” means the inability of Executive to substantially perform his duties hereunder for an aggregate of ninety (90) days during any consecutive three hundred sixty-five (365) day period as a result of a physical or mental illness, as determined in good faith by the Board of Managers upon the advice of an independent physician experienced in treating the conditions allegedly giving rise to the disability.

3.1.3. Termination by Employer for Cause. Employer may, at its option, terminate Executive’s employment for “Cause” by unilateral action of the Board of Managers upon giving a notice of termination to Executive. “Cause” shall mean (i) Executive’s conviction of, or guilty plea to, a crime of moral turpitude (whether or not a felony) or a felony (other than traffic violations) or any lesser crime or offense involving the property of Employer; (ii) any act(s) or omission(s) by Executive which constitutes gross negligence or a breach of Executive’s duty of loyalty; (iii) a continued failure by Executive to satisfactorily perform his duties hereunder or to comply with the reasonable instructions of the Board of Managers (other than a failure resulting from a Disability as defined in Section 3.1.2 hereof) for a period of thirty (30) days after written demand for satisfactory performance or compliance is delivered on behalf of the Board of Managers specifically identifying the manner in which Employer believes Executive has not satisfactorily performed or complied; (iv) if Executive is regularly under the influence of alcohol or illegal substances while performing services for Employer; (v) any material breach by Executive of Employer’s personnel policies prohibiting acts of discrimination or harassment; or (vi) a material violation or breach by Executive of this Employment Agreement (other than an event described in the foregoing clauses (ii), (iii), (iv) or (v)) which has not been cured within thirty (30) days after notice of such breach has been given by Employer to Executive (other than a breach resulting from a Disability as defined in Section 3.1.2 hereof); provided that, if in the reasonable opinion of the Board of Managers the nature of such breach or violation is such that it cannot be so cured, then such termination shall be effective upon notice thereof.

3.1.4. Without Cause By Employer. Employer may, at its option, terminate Executive’s employment for any reason whatsoever (other than for the other reasons set forth above in this Section 3.1) by giving a notice of termination to Executive, and Executive’s employment shall terminate on the later of the date the notice of termination is given or the date set forth in such notice of termination.

3.1.5. For Good Reason by Executive. Executive may, at his option, terminate Executive’s employment for “Good Reason” by giving a notice of termination to Employer in the event that: (i) there is a failure of Employer (or successor employer) to pay Executive’s salary or additional compensation or benefits hereunder in accordance with this Employment Agreement which has not been cured within 30 days after notice of such failure has been given by Executive to Employer; (ii) Executive is assigned duties substantially inconsistent with his title without Executive’s prior written consent; or (iii) any other material violation or breach by Employer of this Employment Agreement which, if curable, has not been cured within 30 days after notice of such breach has been given by Executive to Employer.

3.1.6. Without Good Reason By Executive. Executive may, at any time, terminate Executive’s employment for any reason whatsoever (other than for Good Reason) by giving a notice of termination to Employer. Executive’s employment shall terminate on the earlier of (i) the date, following the date of the notice of termination, upon which a suitable replacement for Executive is found by the Employer or upon which Employer makes a determination, in its sole discretion, that Executive’s duties shall be undertaken by other employees of Employer, or (ii) ninety (90) days after the date of receipt by Employer of the notice of termination.

3.1.7. Termination Upon Non-Renewal. Either party may terminate this Employment Agreement and Executive’s employment hereunder by providing the other party notice in accordance with Section 2.4 above, in which case this Employment Agreement and Executive’s employment hereunder shall terminate on the last date of the Initial Term or the Employment Term, as the case may be.

3.2. Certain Obligations of Employer Following Termination of Executive’s Employment. Following the termination of Executive’s employment under the circumstances described below, Employer will pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits (provided that the continuing payments of Executive’s then-current salary, as described below, shall occur no less frequently than monthly):

3.2.1. Termination by Employer Without Cause, by Executive for Good Reason. In the event that Executive’s employment is terminated by Employer pursuant to Section 3.1.4 hereof or by Executive pursuant to Section 3.1.5 hereof, Executive shall be entitled to the following payments and benefits in exchange for the execution and delivery of a general release of claims by Executive of Employer with respect to all matters relating to Executive’s employment, which payments and benefits shall commence to be paid on the 60th day following the date of termination of Executive’s employment, provided that the release of claims has by that time become irrevocable:

(i) the Base Salary through the date of termination to be paid in accordance with Employer’s normal payroll practices;

(ii) Employer shall pay to Executive any bonuses or portion thereof for any preceding year or for the current year that has been declared and awarded by Employer, but has not been received prior to the date of termination;

(iii) continuing payments at a rate equal to 100% of Executive’s Base Salary, as then in effect (less applicable withholding taxes), for a period of twelve (12) months after such termination (the “Severance Period”), to be paid periodically in accordance with Employer’s normal payroll practices;

(iv) continuing payments at a rate equal to 100% of Executive’s Annual Bonus Expectancy Amount, as defined in Section 2.2 of the Employment Agreement (less applicable withholding taxes), to be paid periodically in equal installments over the Severance Period in accordance with Employer’s normal payroll practices;

(v) reimbursement directly to Executive the Employer’s portion of the premiums relating to coverage for Executive and his covered dependents for group medical and dental insurance coverage (if elected) under COBRA over the Severance Period;

(vi) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 2.3.1 above, but for which he has not yet been reimbursed; provided, however, in no event shall reimbursement of an eligible expense hereunder be made later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred and the right to reimbursement hereunder may not be exchanged for any other benefit; and

(vii) to the extent permitted by applicable law, Employer shall pay to Executive all other benefits generally available under the employee benefit plans, and the policies and practices of Employer, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued through the Severance Period.

If the release of claims described above has not become effective and irrevocable by the 60 day following termination of Executive’s employment, Executive shall not be entitled to receive the payments and benefits set forth in this Section 3.2.1. Executive agrees to promptly (within five (5) business days), after accepting in writing, or commencing employment or service as a consultant, contractor or otherwise (whichever comes first), with another employer or service recipient, provide notice of such employment or service. Executive agrees that, after the initial six (6) months of the Severance Period, the payments and benefits listed in subsections (iii), (iv) and (v) of this Section 3.2.1 will not be paid or provided with respect to periods during which Executive is employed or providing service to another employer or service recipient, provided, however, that if the sum of Executive’s base salary, expected bonus, commission, and/or other remuneration (“New Compensation”) from Executive’s new employment or service is less than the sum of Executive’s Base Salary and Annual Bonus Expectancy Amount, Employer shall, for the balance of the Severance Period after the initial six (6) months of the Severance Period, pay to Executive, in accordance with Employer’s normal payroll practices, the difference between the New Compensation and the sum of Executive’s Base Salary and Annual Bonus Expectancy Amount (less applicable withholding taxes). Likewise, the COBRA assistance referenced in subsection (v) of this Section 3.2.1 shall continue until the earlier of (a) the expiration of the Severance Period, or (b) the date Executive becomes eligible for health insurance coverage provided by a new employer or service recipient.

3.2.2. Other Terminations. In the event Executive’s employment is terminated pursuant to Section 3.1.1, Section 3.1.2, Section 3.1.3, Section 3.1.6 or Section 3.1.7 hereof, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such termination.

3.3. Nature of Payments. All amounts to be paid by Employer to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

3.4. Duties Upon Termination. Upon termination of Executive’s employment with Employer pursuant to Sections 3.1.1 through 3.1.6 hereof, inclusive, or upon expiration of the Employment Term, Executive will be released from any duties and obligations hereunder (except those duties and obligations set forth in Section 4 hereof) and, in the event of termination of Executive’s employment pursuant to Sections 3.1.1 through 3.1.7 hereof, the obligations of Employer to Executive will be as set forth in Section 3.2 hereof. In addition, for purposes of this Employment Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Confidentiality; Non-Solicitation; Non-Compete.

4.1. Confidential and Proprietary Information; Non-Solicitation. Executive’s employment by the Employer is subject to the Executive’s signing and returning to the Employer the Confidentiality and Invention Rights Agreement annexed hereto as Exhibit A. Such agreement shall be deemed, upon execution, to be incorporated in and made a part of this Employment Agreement.

4.2. NON-COMPETE. EXECUTIVE WILL NOT WHILE EMPLOYED BY EMPLOYER AND FOR A SIX (6) MONTH PERIOD AFTER TERMINATION OF HIS EMPLOYMENT WITH EMPLOYER DIRECTLY OR INDIRECTLY ENGAGE IN ANY BUSINESS INVOLVING THE DEVELOPMENT, MANUFACTURE, USE, COMMERCIALIZATION OR SALE OF COMPETITIVE PRODUCTS THAT COMPETE WITH PRODUCTS MARKETED BY, OR IN DEVELOPMENT BY, EMPLOYER, IN EACH CASE AT THE TIME OF EXECUTIVE’S TERMINATION OF EMPLOYMENT WITH EMPLOYER. THIS RESTRICTION SHALL APPLY IN ANY GEOGRAPHICAL AREA OF THE WORLD IN WHICH THE EMPLOYER CARRIES OUT BUSINESS ACTIVITIES. EXECUTIVE AGREES THAT THE LACK OF ANY SPECIFIC GEOGRAPHICAL LIMITATION HEREIN IS REASONABLE IN LIGHT OF THE BROAD GEOGRAPHICAL SCOPE OF THE ACTIVITIES CARRIED OUT BY EMPLOYER. NOTHING IN THIS SECTION 4.2 SHALL PROHIBIT EXECUTIVE FROM ACQUIRING OR HOLDING MORE THAN FIVE PERCENT (5%) OF ANY CLASS OF PUBLICLY-TRADED SECURITIES. THE PROVISIONS OF THIS SECTION 4.2 SHALL SURVIVE TERMINATION OF THIS EMPLOYMENT AGREEMENT.

4.3. Remedies. Executive acknowledges and agrees that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; and (c) in the event of any such breach Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, and Executive shall not oppose such injunctive relief based upon the extent of the harm or the adequacy of monetary damages.

5. Miscellaneous Provisions.

5.1. Severability, If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2. Execution in Counterparts. This Employment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Employment Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail, postage prepaid, return receipt requested, or private courier service or via facsimile (with written confirmation of receipt) as follows:

If to Employer, to:

Iroko Pharmaceuticals, LLC

Navy Yard Corporate Center,

Philadelphia, Pa. 19112

Attention: Osagie Imasogie, Board Chairman

Telefax No.: 267-765-3221

Copy to:

Andrews Kurth LLP

111 Congress, Suite 1700

Austin, TX 78701

Telefax No.: 512-542-5277

If to Executive:

___________________________

___________________________

___________________________

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4. Amendment. No provision of this Employment Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by Employer and Executive.

5.5. Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Employment Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

5.6. Applicable Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be wholly performed therein without regard to its conflicts or choice of law provisions.

5.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Employment Agreement.

5.8. Binding Effect: Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Employment Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, and successors. Employer may assign this Employment Agreement to any entity purchasing all or substantially all of the assets of Employer.

5.9. Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Employment Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Employment Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Employment Agreement. No waiver of any breach of any of the provisions of this Employment Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10. Continuing Effect. Where the context of this Employment Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Employment Agreement.

5.11. Representations and Warranties of Executive. Executive hereby represents and warrants to Employer that to the knowledge of Executive, Executive is not bound by any non-competition or other agreement which would prevent his performance hereunder.

5.12. Section 409A of the Code. If the termination of employment giving rise to the payments described in Section 3.2.1 is not a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and paid when Executive experiences a Separation from Service. Payments under this Employment Agreement are intended to be compliant with, or exempt from, the requirements of Section 409A of the Code, and this Employment Agreement should be construed accordingly. Notwithstanding anything in this Employment Agreement to the contrary or otherwise, with respect to any expense, reimbursement or in-kind benefit provided pursuant to this Employment Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (a) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Employment Term (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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IN WITNESS WHEREOF, this Employment Agreement has been executed and delivered by the parties hereto as of the Effective Date.

IROKO PHARMACEUTICALS, LLC

February 27, 2012

/s/ John Vavricka
By:	John Vavricka
Title:	CEO & President

EXECUTIVE:

/s/ Clarence Young
Clarence Young

Exhibit A

CONFIDENTIALITY AND INVENTION RIGHTS AGREEMENT

This Confidentiality and Invention Rights Agreement (“Agreement”) is made and entered into as of April 6, 2012 by and between Iroko Pharmaceuticals, LLC, a company organized under the laws of the State of Delaware (“Employer”), and Clarence Young (“Executive”). The purpose of this Agreement is both to inform Executive of his rights and responsibilities under existing law and to protect Employer’s confidential and proprietary information and trade secrets.

In consideration of Executive’s employment with Employer and the compensation paid for his services in the course of such employment, it is agreed and acknowledged as follows:

1. In the course of his employment with Employer, Executive will have access to and become acquainted with Confidential Information concerning Employer’s and Employer’s affiliates’ operations. For purposes of this Agreement, “Confidential Information” shall mean all information or material (a) that is not generally available to others, (b) that could have commercial value or other utility in the business(es) in which Employer or Employer’s affiliates are engaged (or in which they contemplate being engaged) and (c) the unauthorized disclosure of which could be detrimental to the interests of Employer or Employer’s affiliates, in each case whether or not such information or material is specifically identified as Confidential Information. By way of illustration but without limitation, Confidential Information includes any and all information, methods or techniques concerning:

(i) trade secrets, know-how, techniques, algorithms, processes, formulae, data and data files, computer process systems, computer software and databases, innovations, inventions, discoveries, improvements, research or development and test results, specifications and formats;

(ii) marketing plans, business plans, strategies, forecasts, payroll and financial information, budgets, projections and price lists;

(iii) the names, buying habits, or practices of any of Employer’s or Employer’s affiliates’ clients or customers;

(iv) the names of any of Employer’s or Employer’s affiliates’ vendors, suppliers or costs of materials, and the prices Employer or any of Employer’s affiliates’ obtains or has obtained, or at which Employer or any of Employer’s affiliates sells or has sold, its products or services;

(v) the names of any of Employer’s or Employer’s affiliates’ employees or the related costs of compensation or benefits;

(vi) Employer’s or Employer’s affiliates production costs and their selling, general and administrative expenses; or

(vii) any other confidential or proprietary information relating to Employer’s or Employer’s affiliates’ business operations or affairs of any kind, nature or description.

Executive acknowledges that the Confidential Information described above is proprietary to Employer and Employer’s affiliates and constitutes a valuable asset of Employer and Employer’s affiliates, which affects, among other things, the successful conduct of Employer’s and Employer’s affiliates’ business operations, and the furtherance and protection of their goodwill.

Notwithstanding anything contained herein to the contrary, Confidential Information shall not include any item of information or material which:

(i) is generally known on a non-confidential basis to persons in the industry in which Employer or any of Employer’s affiliates is engaged or is part of the public domain;

(ii) is lawfully obtained by Executive from a third party not subject to any restriction on use or disclosure;

(iii) is independently developed by Executive outside the course and scope of his job duties, without use of Confidential Information and on his own time and with his own equipment; or Employer.

(iv) is disclosed by Executive with the prior written consent of

2. Executive will not use, disclose, furnish or make accessible to anyone any Confidential Information at any time except as required in the performance of his duties to the Employer and then only as necessary for the benefit of the Employer. If Executive receives notice that Executive is legally required to disclose any Confidential Information in a judicial, administrative or governmental proceeding, then Executive will not disclose such information before advising Employer regarding such requirement. Executive shall advise Employer promptly in writing so that Employer may seek to contest the allegedly required disclosure or to obtain a protective order or other appropriate remedy if it desires to do so. In the absence of judicial or administrative direction, Executive may disclose only such portion of the Confidential Information that in the written opinion of Executive’s counsel is legally required to be disclosed.

3. Executive shall take all reasonable action to protect the confidentiality and proprietary nature of the Confidential Information, and agrees to indemnify Employer and Employer’s affiliates against any and all losses, damages, claims or expenses incurred or suffered by Employer or Employer’s affiliates as a result of or in connection with Executive’s breach of this Agreement,

4. Executive further agrees that every record, file, document, disk, software program, notation, record, work diary, memorandum or other repository of information provided to or created by Executive pertaining to the Confidential Information is and shall be Employer’s sole and exclusive property. Executive shall deliver the same (and any copy, abstract, summary or reproduction of same made by or for Executive or acquired by Executive) whenever Employer so requests, and, in any event, prior to or upon termination of employment.

5. (a) Executive acknowledges that all of Executive’s Work Product (as defined below) shall belong to or is hereby assigned to Employer. “Work Product” shall include all trade secrets, trademarks, copyrightable material, developments, designs, inventions, ideas, improvements, formulas, processes, techniques, know-how and data (whether or not patentable or registrable under copyright or similar statutes) that Executive partially or completely developed or develops in any tangible medium of expression or reduced or reduces to practice or may partially or completely develop in any tangible medium of expression or reduce or reduces to practice, either solely or jointly with others and either on or off the premises, in connection with Employer’s business (a) while employed by Employer, (b) with the use of the time, materials or facilities of Employer or Employer’s affiliates, (c) relating to any product, service or activity of Employer or Employer’s affiliates of which Executive has knowledge or (d) suggested by or resulting from any work performed by Executive for Employer or Employer’s affiliates. All copyrightable material included in Work Product shall be considered to be “work made for hire” under the U.S. Copyright Act, created for and owned exclusively by Employer, and Employer shall be deemed the owner of the copyright thereof. In the event any Work Product is not construed to be work made for hire, or otherwise owned by Employer from the moment of creation, Executive hereby irrevocably assigns and will assign to Employer all his rights and interests in such Work Product, including without limitation copyrights in such Work Product and all extensions and renewals of copyright under United States law, under the Berne and the Universal Copyright Conventions, and throughout the world, all trademarks, service marks and all goodwill associated with such Work Product and all rights to exploit such Work Product in any form throughout the world. Executive agrees to sign (at no cost to Employer) any documents necessary to confirm and protect Employer’s ownership of the Work Product. If Executive fails within a reasonable time to sign such documents, Executive hereby irrevocably designates Employer, its officers and Managers as Executive’s attorney in fact to sign and execute such documents in Executive’s name. This designation of power of attorney is a power coupled with an interest. Executive further agrees to provide necessary assistance to protect, enforce or perfect Employer’s rights and interests in such Work Product. Executive will not retain any proprietary interest in any Work Product, including any patent, copyright, trademark and trade secret rights, and shall not register, file or obtain any patent, copyright or trademark covering any Work Product in his own name.

(b) Executive hereby agrees to disclose promptly and in writing to the Employer all Work Product to which the Employer is entitled as provided above, and agrees not to disclose such Work Product to others, except as required in accordance with Executive’s duties as an employee of the Employer.

6. Executive agrees that he will not, either during the term of employment with Employer or for a period of one (1) year after employment has terminated, directly or indirectly, solicit for employment any employee of Employer or Employer’s affiliates or any person whose employment with Employer or Employer’s affiliates has terminated within six (6) months prior to such solicitation and such termination was not initiated by Employer or Employer’s affiliates, or otherwise induce or attempt to induce such employees to terminate their employment with Employer or Employer’s affiliates. Executive also agrees that he will not, either during the term of employment with Employer or for a period of one (1) year after such employment has terminated, either for himself or for any other person, firm, corporation or other entity of any type or nature, solicit, induce or entice any of Employer’s or Employer’s affiliates’ customers, clients or patrons, including, but not limited to, those upon whom he called, whom he solicited, to whom he catered, or with whom he became acquainted while engaged as an employee of Employer, to cease doing business with Employer or Employer’s affiliates.

7. Executive consents to the issuance of any restraining order, preliminary restraining order or injunction which arises or results directly or indirectly from or relates to any use, disclosure or conduct in violation of any of the provisions of this Agreement in addition to any other rights Employer or Employer’s affiliates may have. Executive acknowledges and agrees that (a) Employer and Employer’s affiliates will be irreparably injured in the event of a breach by Executive of any of his obligations under this Agreement; (b) monetary damages will not be an adequate remedy for any such breach; (c) in the event of any such breach Employer or Employer’s affiliates will be entitled to injunctive relief, in addition to any other remedy which it may have, and Executive shall not oppose such injunctive relief based upon the extent of the harm or the adequacy of monetary damages.

8. This Agreement is entered into pursuant to, and shall be deemed a part of, the Employment Agreement between the Employer and Executive dated the date hereof. The provisions hereof shall survive termination of said Employment Agreement.

9. In the event any provision of this Agreement relating to confidentiality or return of property is deemed to be overly broad and unenforceable, the parties stipulate and agree that, without further action by the parties hereto, any court of competent jurisdiction shall have the right to so limit, amend or construe these provisions so that the same shall be enforceable and hereby request the court to so act.

10. Executive represents and warrants that he is free to enter into this Agreement and to perform each of its terms and covenants. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page hereof.

IROKO PHARMACEUTICALS, LLC

/s/ John Vavricka
By:	John Vavricka
Title:	President & CEO

EXECUTIVE:

/s/ CLARENCE YOUNG